UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): May 21, 2022
IRADIMED CORPORATION
(Exact Name of Registrant as Specified in Its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)
001-36534	73-1408526
(Commission File Number)	(IRS Employer Identification No.)

1025 Willa Springs Dr., Winter Springs, FL	32708
(Address of Principal Executive Offices)	(Zip Code)

(407)677-8022
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. □

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol	Name of each exchange on which registered:
Common stock, par value $0.0001	IRMD	NASDAQ Capital Market

Item 5.02          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Financial Officer

On May 26, 2022, iRadimed Corporation (the “Company”) issued a press release announcing the appointment of John (Jack) Glenn as Chief Financial Officer of the Company, effective on or before June 20, 2022. Mr. Glenn will assume responsibility for all areas of accounting and finance, including business planning and modeling, organizational resource planning, investor and analyst relations, and required reporting and related filings with the Securities and Exchange Commission.

Mr. Glenn, 60, is a Financial Executive with over 30 years of experience directing corporate finance activities of public and private companies with an established record in significantly growing enterprise value. Mr. Glenn comes to the Company from Esko Bionics Holdings, Inc., a developer of exoskeleton solutions that amplify human potential by supporting or enhancing strength, endurance, and mobility across medical and industrial applications, where he served as Chief Financial Officer from 2018 to 2022. Before Esko Bionics, Mr. Glenn served as Chief Financial Officer for Sonendo, Inc., a privately-held, venture-backed company from 2016 to 2017. His prior experience also includes serving as Chief Financial Officer at several other companies, including Armetheon Corporation, a privately-held biopharmaceutical company from 2015 to 2016; Solta Medical, where he assisted in the company’s strategic acquisition by Valeant Pharmaceutical; Cholestech, which was acquired by Alere Medical; and Invivo Corporation, which was sold to Intermagnetics General Corporation. Mr. Glenn received his MBA in Finance from Santa Clara University and his B.S. in Business Administration from the University of Nevada.

There are no arrangements or understandings between Mr. Glenn and any other persons pursuant to which he was selected as an officer of the Company. Mr. Glenn is the brother-in-law of James Hawkins, a member of our Board of Directors. Otherwise, there are no family relationships between Mr. Glenn and any director or executive officer of the Company. Mr. Glenn has no direct or indirect material interest in any related party transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The Company has entered into an employment agreement with Mr. Glenn, dated as of May 21, 2022, in connection with Mr. Glenn’s appointment as Chief Financial Officer (the “Employment Agreement”). Pursuant to his employment agreement, Mr. Glenn’s salary will be $340,000 per year and he is eligible for an annual bonus of 50% of his salary, which amount may be adjusted based on the overall profitability of the Company and his individual performance. Upon his hire date, Mr. Glenn will receive a grant of restricted stock units totaling $750,000 in value using the Company’s closing stock price on the day preceding his hire date. Mr. Glenn’s restricted stock units will be in accordance with the terms of the Company’s 2014 Equity Incentive Plan and will vest in four equal annual installments. Upon vesting, Mr. Glenn will receive a number of shares of common stock equal to the number of restricted stock units that have vested.  The employment agreement continues until terminated by us or by Mr. Glenn in accordance with the terms of the agreement. If Mr. Glenn is terminated by us without cause or he terminates his employment with us for good reason, each as defined under the agreement, we must pay him an amount equal to twelve (12) months base salary. In the event that we are involved in a change of control transaction, which generally means the transfer of ownership of more than 50% of our shares, and Mr. Glenn terminates his employment with us for good reason, we must pay him an amount equal to eighteen (18) months of his then-current annual salary. The agreement also contains non-solicitation, non-compete and confidentiality provisions.

This summary description is qualified in its entirety by reference to the employment agreement between the Company and Mr. Glenn, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The full text of the press release announcing Mr. Glenn’s appointment is included in Exhibit 99.1 to this report.

Item 9.01          Financial Statements and Exhibits.

(d) Exhibits

10.1	Employment Agreement, dated as of May 21, 2022 by and between Iradimed Corporation and John (Jack) Glenn.
99.1	Press release dated May 26, 2022.
104	Cover Page Interactive Data File (formatted in Inline XBRL and contained in Exhibit 101)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
IRADIMED CORPORATION

Date: May 26, 2022	By:	/s/ Matt Garner
	Name:	Matt Garner
	Title:	Controller – Interim Chief Financial Officer